PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated as of the 5th day of February, 2024 (“Effective Date”) by and between Makerstar Capital, Inc., a Delaware corporation (the “Seller”), and CSRE Properties Mississippi, LLC, a Mississippi limited liability company (the “Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1.
Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:
(a)
Real Property. All that certain real property located in the State of Mississippi as forth on Exhibit A attached hereto and as more particularly described in Exhibit B attached hereto (the “Real Property”);
(b)
Improvements. All improvements and fixtures located on the Real Property, including the building(s) and any other structures presently located on the Real Property, and all apparatus, equipment and appliances owned by Seller and used in connection with the ownership, use, operation or occupancy of the Real Property (collectively, the “Improvements”);
(c)
Personal Property. All machinery, equipment, appliances, furniture, furnishings and other personal property owned by Seller and located on or in, affixed to or used in connection with the Real Property and Improvements (the “Personal Property”); and
(d)
Intangible Property. All right, title and interest of Seller in and to any intangible personal property now or hereafter owned by Seller and used exclusively in the ownership, use and operation of the Real Property and Improvements, in each case only to the extent assignable, including all use, occupancy, building and operating licenses, certificates, permits, approvals and development rights, all plans and specifications related to the Real Property and Improvements, if any, and any contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property (as defined below) (collectively, the “Intangible Property”);

All of the items referred to in Sections 1(a) - (d) above are hereinafter collectively referred to as the “Property”.

2.
Purchase Price.
(a)
Purchase Price. The purchase price for the Property is Ten Million and 00/100 Dollars ($10,000,000) (the “Purchase Price”), as shall be reduced pursuant to Section 2(b) below.

(b)
Shelving Cost Purchase Price Offset. That portion of the Improvements located at 735 Hall Street, Wiggins, Mississippi requires re-engineered shelving. The Purchase Price shall be reduced by the amount of the reasonable estimate for the cost of engineering, purchasing equipment and materials, construction, and installation of said shelving, as provided by Bowtie Engineering or such other engineer retained by Buyer.
(c)
Payment of Purchase Price. The Purchase Price shall be paid as follows:
(i)
Deposit. Within two (2) Business Days after the Effective Date, Buyer shall deposit in escrow with Land Services USA, LLC, with an address of 1835 Market St., Suite 420, Philadelphia, Pennsylvania 19103 (phone (215) 309-7255) (“Escrow Holder”), a deposit in the amount of Five Thousand Dollars ($5,000) (the “Deposit”). All sums constituting the Deposit shall be held in an interest-bearing account as directed by Buyer, and interest accruing thereon shall be held for the account of Buyer. If the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be credited against the Purchase Price. If the sale of the Property is not consummated because of the failure of any condition precedent or Seller’s default hereunder, then the Deposit plus interest accrued thereon shall immediately be returned to Buyer. If the sale is not consummated because of Buyer’s default hereunder, the Deposit plus interest accrued thereon shall be paid to and retained by Seller as liquidated damages and not as a penalty.

THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE BECAUSE OF A BUYER DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT; PROVIDED, HOWEVER, THAT THIS PROVISION WILL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES NOR SELLER’S RIGHTS TO BUYER’S EXPRESS INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. BY PLACING ITS INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

INITIALS: Seller _/s/___ Buyer _/s/__

(ii)
Balance of Purchase Price. At the Closing, the balance of the Purchase Price shall be paid to Seller in cash. Said cash sum shall be reduced by the amount of the Deposit plus accrued interest thereon (which shall be released by Escrow Holder to Seller at Closing) and by any credits due Buyer hereunder.
3.
Title to the Property.
(a)
Title Policy. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property and the Improvements, by a duly executed and acknowledged deed for each parcel in the form attached hereto as Exhibit C (the “Deeds”). Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Land Services USA, LLC as agent for Fidelity National Title Insurance Company (the “Title Company”) of an Extended Coverage Owner’s Policy of Title Insurance, in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to the following:
(i)
the Title Company’s standard printed exceptions:
(ii)
zoning ordinances and regulations and other laws or regulations governing use or enjoyment of the Property;
(iii)
such other exceptions listed in the Title Commitment (defined below) and approved or deemed approved by Buyer pursuant to Section 4(a) below;
(iv)
liens to secure taxes and assessments not yet due and payable; and
(v)
matters that would be revealed by a current survey or, if Seller provides or Buyer elects to obtain a Survey, then matters revealed by such Survey and approved or deemed approved by Buyer pursuant to Section 4(a) below.

All such exceptions listed in Sections 3(a) are defined herein as the “Permitted Exceptions”, and the title policy described in this Section 3 is defined herein as the “Title Policy”. Notwithstanding the foregoing, (i) deeds of trust and/ or mortgages, mechanic’s liens or other monetary liens or encumbrances on the Property (collectively, “Liens”), (ii) property taxes and assessments that may become delinquent prior to Closing and (iii) exceptions or encumbrances to title which are affirmatively created by Seller without the consent of Buyer after the date of this Agreement (collectively, “Excluded Exceptions”) shall not be Permitted Exceptions hereunder, whether Buyer gives written notice of such or not, and shall be paid off, satisfied, discharged, cured and/or removed by Seller at or before Closing, the same being a condition precedent for the benefit of Buyer. Buyer may elect at Closing to effect cure of any Excluded Exceptions not cured by Seller by payment, from the proceeds otherwise constituting the Purchase Price, of amounts required to satisfy and cure such Excluded Exceptions.

4.
Due Diligence Inspection.
(a)
Title and Survey Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, in Buyer’s sole discretion, of title to the Property, as follows:
(i)
Title Review Documents. Within two (2) Business Days following the Effective Date, Seller shall deliver to Buyer the most recent owner’s or lender’s title policies with respect to the Real Property in Seller’s possession, if any. Within fifteen (15) Business Days following the Effective Date, Buyer shall obtain from the Title Company a current preliminary title commitment on the Real Property (the “Title Commitment”). Within two (2) Business Days following the Effective Date, Seller shall deliver to Buyer a copy of any existing survey of the Real Property and Improvements currently in the possession of Seller (any such survey being defined as the “Existing Survey”) or, if no Existing Survey exists, Seller shall so notify Buyer. At Buyer’s option and sole cost, Buyer may obtain a recertification, revision or update to the Existing Survey (if any), or a new survey of the Property and Improvements by a licensed surveyor of Buyer’s selection (any such recertified, revised, updated or new survey, the “Updated Survey”).
(ii)
Title Review Procedure.
(A)
Title and Survey Objections. If the Title Commitment identifies exceptions to title other than Permitted Encumbrances, then Buyer shall advise Seller in writing, not later than thirty (30) days after the Effective Date (the “Title Objection Period”), what exceptions to title will not be accepted by Buyer. If Buyer elects at its sole option to obtain an Updated Survey, the Title Objection Period shall be extended with respect to any title exceptions which relate to the Updated Survey (the “Survey-Related Exceptions”) such that Buyer shall have until the later of five (5) Business Days after actual receipt of the Updated Survey or the end of the Title Objection Period (the “Survey Review Period”) to review and approve or disapprove the Updated Survey and all Survey-Related Exceptions; provided, however, that within five (5) Business Days after Buyer’s receipt of the Existing Survey (or Seller’s notification that no Existing Survey exists), Buyer shall notify Seller of Buyer’s election to obtain an Updated Survey and shall order the Updated Survey. Buyer’s failure to notify Seller of any objections to title exceptions shall, upon expiration of the Title Objection Period (as it may be extended), constitute Buyer’s approval of the Title Commitment and all exceptions and of the condition of title to the Property, and of all matters revealed by the Existing Survey and any Updated Survey.

(B)
Seller’s Response. Seller shall have until the earlier of five (5) Business Days after receipt of Buyer’s objections to Title or survey matters and one (1) business Day prior to expiration of the Due Diligence Period (as such date may be extended with respect to Survey- Related Exceptions) to give Buyer notice: (x) that Seller will remove any objectionable exceptions from title and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing; or (y) that Seller elects not to cause such exceptions to be removed.
(C)
Buyer’s Termination Option. If Seller gives Buyer notice under clause (y) in Section 4(a)(ii)(B) above, Buyer shall have until the later of (i) the end of the Due Diligence Period or (ii) three (3) Business Days after receipt of Seller’s response with respect to any Survey-Related Exceptions to elect to proceed with the purchase and take the Property subject to such exceptions, or to terminate this Agreement. If Buyer fails to give Seller notice of its election prior to the date specified in the preceding sentence, Buyer shall be deemed to have approved the condition of title to the Property, including without limitation any Survey-Related Exceptions, but subject to Seller’s obligations with respect to any Excluded Exceptions. If Seller gives notice pursuant to clause (x) in Section 4(a)(ii)(B) above and fails to remove any such objectionable exceptions that Seller has committed to remove from title prior to the Closing Date (as defined below), and Buyer is unwilling to take title subject thereto, Buyer may elect to terminate this Agreement and recover Buyer’s Costs (as defined in Section 13(b). If Buyer elects to terminate this Agreement pursuant to this Section 4(a), the Deposit and interest accrued thereon shall be returned to Buyer, and neither party shall have any further liability or obligations hereunder, except for Buyer’s indemnification obligations hereunder that expressly state they will survive termination of this Agreement.
(D)
Title Update or Supplement. Other than in connection with any Survey-Related Exceptions, which are addressed above, if any supplemental title report or update issued subsequent to the date of the original Title Commitment discloses any adverse matters not set forth on the original Title Commitment, then, no later than the later of (i) the expiration of the Title Objection Period, or (ii) three (3) Business Days after Buyer’s receipt of such updated Title Commitment, Buyer shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above in Section 4(a) (ii) including, without limitation, Seller’s obligations with respect to the Excluded Exceptions, shall apply to such new objections, with Closing and all other dates set forth for performance of the parties’ obligations hereunder adjusted accordingly.
(b)
Due Diligence Review. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval, prior to the expiration of the Due Diligence Period and in Buyer’s sole discretion, of all matters pertaining to the physical, structural, electrical, mechanical, soil, drainage, environmental, economic, tenancy, zoning, land use and other governmental compliance matters and conditions respecting the Property, including without limitation the Due Diligence Items (as defined below), all as provided in this Section 4(b). Within five (5) days following the Effective Date, Seller shall provide Buyer with the items listed on Exhibit F attached hereto (the “Due Diligence Items”). Seller shall use commercially reasonable best efforts to vacate the Real Property by fourteen (14) days following the Effective Date, and permit full access to the Buyer for purposes of completing Due Diligence review. All references herein to the “Due Diligence Period” shall refer to the period which ends at 5:00 p.m. Eastern Standard Time on the day which is forty-five (45) days after the Effective Date. All references herein to the “Due Diligence Contingency” shall refer to the conditions benefiting Buyer that are described in Section 4(a) and this Section 4(b). Buyer expressly agrees that Seller is furnishing copies of the Due Diligence Items to Buyer for informational purposes only and without representation or warranty as to the accuracy or completeness of the contents of such materials except as expressly provided in Section 7(a). For clarity and without limiting the inspections permitted Buyer, inspections may cover the structural condition (including seismic, life safety, electrical capacity, HVAC and other building system and engineering characteristics) of the Improvements, review of any contracts affecting the Property, books and records maintained by Seller or their agents relating to the Property that are in the Due Diligence Items, pest control matters, compliance with building, health, safety, land use and zoning laws, regulations and orders (including analysis of any applicable records of the planning, building, public works or other governmental or quasi-governmental entity having or asserting authority over the Property), traffic patterns, and any other information pertaining to the Property that is in the Due Diligence Items, or otherwise obtained or obtainable by Buyer. In addition, during the Due Diligence Period, Buyer will be permitted to make a complete review and inspection (subject to Section 4(c)(ii) below) of the environmental condition (including the soil condition, and the existence of asbestos, ACM (as defined below), PCBs, hazardous waste and other toxic substances) of the Property.
(c)
Entry. During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property in accordance with the terms and conditions of this Section 4(c) in order for Buyer to investigate the Property and the physical conditions thereof, including without limitation such environmental, engineering and economic feasibility inspections and testing as Buyer may elect. Such access, investigation, inspections and tests shall be on the following terms and conditions:
(i)
Buyer shall pay for all inspections and tests ordered by Buyer.

(ii)
In connection with any entry by Buyer or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith during regular business hours and so as to minimize interference with any business operations on the Property. Any invasive testing shall be subject to Seller’s prior written approval, including with respect to the specific scope of work, which shall not be unreasonably withheld, conditioned or delayed.
(iii)
Buyer shall maintain public liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller.
(iv)
Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) resulting from any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, tests or inquiries provided for in this Agreement, or resulting from any conditions on the Property created by Buyer’s entry, investigation, inspection or testing (but not including any claims resulting from the discovery or disclosure of pre-existing physical or environmental conditions or the non-negligent aggravation of pre-existing physical or environmental conditions on, in, under or about the Property). The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement for a period of six (6) months.
(d)
Service Contracts. Copies of all equipment leases, service contracts, maintenance contracts and other contracts and agreements currently in effect, relating to the ownership, operation and maintenance of the Property and entered into by Seller (collectively, the “Service Contracts”) are included in the Due Diligence Items. Buyer shall have the right to approve, in its sole discretion and during the Due Diligence Period, the Service Contracts Buyer elects to assume upon Closing. At or prior to expiration of the Due Diligence Period, Buyer shall provide to Seller a schedule setting forth the list of all the Service Contracts that shall be assigned to, and assumed by, Buyer at the Closing (the “Assumed Contracts”), which schedule will be attached to the Assignment of Service Contracts and Intangible Property as Exhibit E. Prior to Closing, Seller will terminate, at Seller’s cost, for the benefit of Buyer all of the Service Contracts other than the Assumed Contracts.

(e)
Approval of Condition of Property. Buyer shall promptly commence, and diligently and in good faith pursue, its due diligence review hereunder. If, prior to the expiration of the Due Diligence Period, Buyer determines in its sole and absolute discretion, for any reason or for no reason whatsoever, that it no longer intends to acquire the Property, then Buyer shall promptly notify Seller of such determination in writing (the “Termination Notice”), whereupon this Agreement, and the obligations of the parties to purchase and sell the Property hereunder, shall terminate, and Escrow Holder shall promptly release the Deposit and interest accrued thereon to Buyer. If Buyer fails to timely deliver the Termination Notice, then this Agreement shall remain in full force and effect.
5.
Conditions to Closing.
(a)
Buyer’s Conditions. In addition to the conditions set forth in Section 4, the following are conditions precedent to Buyer’s obligation to purchase the Property:
(i)
MIPA. The parties have executed and delivered that certain Membership Interest Purchase Agreement of even date herewith, attached hereto as Exhibit G (the “MIPA”).
(ii)
Electric Service Contracts. Seller has caused its interest in the following contracts to be assigned to the Company (as defined in the MIPA) simultaneously with the Closing:

A.
That certain Agreement for Electric Service dated June 28, 2022 between Entergy Mississippi, LLC and Seller in relation to the premises located at 1000 Rubber Way Road, Vicksburg, Mississippi;

B.
That certain Contract for Electric Service dated July 11, 2023 between Mississippi Power Company and Seller in relation to the premises located at 2905 S. Frontage Road, Meridian, Mississippi; and

C.
That certain Contract for Electric Service dated July 7, 2023 between Mississippi Power Company and Seller in relation to the premises located at 735 Hall Street, Wiggins, Mississippi.
(iii)
Accuracy of Seller’s Representations and Warranties. Subject to Section 7(b), all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date.
(iv)
No Seller Breach. There shall be no material breach of Seller’s covenants and obligations set forth in this Agreement.
(v)
Seller’s Deliveries. Seller shall have delivered the items described in Section 6(d) to Buyer or to Escrow Holder.

(vi)
Title Insurance. As of the Closing, the Title Company will issue or have committed to issue the Title Policy to Buyer, subject only to the Permitted Exceptions.
(vii)
No Change in Condition. On the Closing Date, the Property (including, without limitation, the Improvements) shall be in a state of repair at least as good as the state of repair as of the expiration of the Due Diligence Period, normal wear and tear alone excepted, and there shall be no material change in the physical or environmental condition of the Property as of the expiration of the Due Diligence Period.
(viii)
NASDAQ Approval. On or before the Closing Date, any prior approvals required by NASDAQ rules or applicable law that pertain to Buyer as a listing corporation shall have been obtained in writing, without qualification or condition.
(ix)
Governmental Approvals. On or before the Closing Date, any federal, state, or local governmental approvals (including any zoning approval) required for the operation of a bitcoin mining operation at the Property shall have been obtained in writing, without qualification or condition.
(x)
Contract for Electric Service. On or before the Closing Date, Buyer shall enter into a contract for the provision of electric power to the Property in a capacity that is adequate (in Buyer’s sole discretion) for Buyer’s intended use of bitcoin mining, and otherwise is on commercially reasonable terms, in Buyer’s reasonable opinion.

Buyer covenants to use good faith efforts to obtain the approvals, if any, required by paragraphs (vi), (vii) and (viii) above, prior to Closing. The Closing pursuant to this Agreement shall be deemed a waiver by Buyer of all unfulfilled conditions hereunder benefiting Buyer.

(b)
Seller’s Conditions. It shall be a condition precedent to Seller’s obligation to sell the Property that all of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, that there shall be no material breach of Buyer’s covenants and obligations set forth in this Agreement, and that Buyer shall have delivered the items described in Section 6(e) to Seller or to Escrow Holder. The Closing pursuant to this Agreement shall be deemed a waiver by Seller of all unfulfilled conditions hereunder benefiting Seller.
(c)
Waiver of Conditions. The conditions set forth in Sections 4 and 5(a) are for the exclusive benefit of Buyer and the conditions set forth in Section 5(b) are for the exclusive benefit of Seller. If any of such conditions have not been satisfied or waived within the period provided, subject to Section 7(b), this Agreement may be terminated by the party benefiting from such condition, in which event the Deposit and all interest accrued thereon shall be returned to Buyer, and neither party shall have any further obligation to or rights against the other except as expressly provided in this Agreement.
6.
Closing and Escrow.
(a)
Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this instrument shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
(b)
Closing. The Closing of the purchase and sale of the Property pursuant to this Agreement (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of Escrow Holder on the date that is ten (10) days after the expiration of the Due Diligence Period, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the “Closing Date”). Such date may not be extended without the prior written approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement. If the Closing does not occur on or before the Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder (other than the Deposit, which shall be governed by Section 2(c)(i)). Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.
(c)
Option to Extend Closing Date. Buyer shall have one (1) option (the “Extension Option”) to extend the Closing Date for an additional thirty (30) days from the original Closing Date at no cost or expense by delivering to Seller a notice of exercise of the Extension Option prior to expiration of the Due Diligence Period.
(d)
Seller’s Deliveries. At or before the Closing, Seller shall deliver to Buyer the following:
(i)
the duly executed and acknowledged MIPA in the form attached hereto as Exhibit G;
(ii)
the duly executed and acknowledged Deeds conveying to the Buyer the Real Property and the Improvements;
(iii)
counterparts of any required transfer tax returns, or in each instance and if available, an electronic filing of such returns, together with the required payment of applicable transfer taxes, pursuant to the requirements of the State of Mississippi and local taxing authorities;

(iv)
a duly executed Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit D;
(v)
two (2) duly executed and acknowledged counterparts of the Assignment of Service Contracts and Intangible Property in the form attached hereto as Exhibit E;
(vi)
an affidavit pursuant to Section 1445(b)(2) of the Federal Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;
(vii)
a closing statement prepared by Escrow Holder and approved in writing by Seller;
(viii)
such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required in connection with this transaction;
(ix)
a certificate of Seller, duly executed by Seller, confirming that all of the representations and warranties of Seller contained in Section 7(a) hereof are true and correct in all material respects as of the Closing Date, subject to modification for matters disclosed pursuant to Section 7(b) hereof;
(x)
originals or copies of all Assumed Contracts;
(xi)
any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
(e)
Buyer Deliveries. At or before the Closing, Buyer shall deliver to Seller the following:
(i)
The duly executed and acknowledged MIPA in the form attached hereto as Exhibit G;
(ii)
Cash or other immediately available funds in the amount of the Purchase Price (with offset for the Deposit);
(iii)
two (2) duly executed and acknowledged counterparts of the Assignment of Service Contracts and Intangible Property in the form attached hereto as Exhibit E;
(iv)
such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Buyer as shall be reasonably required in connection with this transaction;
(v)
a closing statement prepared by Escrow Holder and approved in writing by Buyer; and

(vi)
any other documents, instruments or records which are reasonably required by Escrow Holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
(f)
Prorations. Real property taxes and assessments, water, sewer and utility charges, amounts payable under the Assumed Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), and other expenses normal to the operation and maintenance of the Property, shall be prorated as of 12:01 a.m. on the Closing Date on the basis of a 365-day year. Buyer hereby agrees that if any of therefore said prorations described in this Section 6(f) cannot be calculated accurately on the Closing Date, then the same shall be calculated within sixty (60) days after the end of the calendar year in which the Closing occurs, and either party owing the other party a sum of money based on such subsequent proration (s) shall promptly pay said sum to the other party. This Section 6(f) shall survive Closing.
(g)
Closing Costs and Adjustments. Seller shall pay the cost of any documentary stamp taxes, transfer taxes or similar taxes applicable to the sale of the Property. Buyer shall pay the premium for the Title Policy, including premiums for any extended coverage policy of title insurance, inspection and survey costs, and the cost of any endorsements to Buyer’s title policy. Recording fees and all other costs and charges of the escrow for the sale shall be paid in the manner customary for the county in which the Property is located or, if there is no custom, shall be split equally between Buyer and Seller.
(h)
Utilities. Seller shall cooperate with Buyer to transfer all utilities for the Property to Buyer’s name as of the Closing Date. Seller shall be entitled to recover any and all deposits with respect to the Property held by any utility company as of the Closing Date or, if any such deposit is assignable and Seller so assigns them to Buyer, then the amount of such deposits shall be credited to Seller at Closing and the Purchase Price shall be adjusted accordingly.
(i)
Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, free and clear of all tenancies.
7.
Representations and Warranties.
(a)
Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer that as of the date of this Agreement and, subject to Section 7(b) below, as of the date of the Closing:
(i)
No other person or entity has a contract or option to purchase, letter of intent, right of first refusal or first offer, or similar rights with respect to the Property that is now outstanding.
(ii)
Seller has the right to transfer fee simple ownership to the Property to Buyer.

(iii)
To Seller’s knowledge, Seller has received no notice from any governmental authority with jurisdiction over the Property of any current violation by the Property of any laws or regulations applicable to the Property. Seller shall immediately provide Buyer with a copy of any such notices received after the Effective Date.
(iv)
There are no leases, licenses, or agreements for occupancy currently in effect with respect to all or any portion of the Property.
(v)
There are no contracts or agreements relating to the ownership, operation and maintenance of the Property that will survive the Closing, other than the Assumed Contracts. To Seller’s knowledge, there are no defaults under or with respect to the Assumed Contracts.
(vi)
There is no litigation pending or threatened against Seller that arises out of Seller’s ownership or operation of the Property.
(vii)
To Seller’s knowledge, no condemnation or eminent domain proceedings are pending or threatened against the Property.
(viii)
The Due Diligence Items delivered to Buyer are true and complete copies of the same documents (originals or copies) that are in Seller’s possession and used in connection with the operation and management of the Property. None of the Due Diligence Items provided to Buyer has been amended, modified or terminated except as disclosed in writing to Buyer.
(ix)
Seller has received no notice of any violation of Environmental Laws or the presence or release of Hazardous Materials (as defined below) on or from the Property in violation of Environmental Laws except as may be disclosed in any environmental reports or assessments included in the Due Diligence Items. The term “Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

(x)
To Seller’s knowledge, there are no structural or other defects in the Improvements, and the building systems at or servicing the Improvements or the Property are in good condition and working order.
(xi)
This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Seller, and are or at the time of Closing will be legal, valid, and binding obligations of Seller.
(xii)
Seller is a corporation organized, validly existing and in good standing under the laws of Delaware with full power to enter into this Agreement, and Seller is duly qualified to transact business in Mississippi. This Agreement and all other documents executed by Seller and delivered to Buyer prior to or at the Closing (i) have been, or will be when delivered, duly authorized, executed and delivered by Seller; (ii) are binding obligations of Seller; (iii) do not violate the provisions of any agreement to which Seller is party or which affects the Property.
(xiii)
Seller (a) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons”, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Asset Control (“OFAC”) of the United States Department of the Treasury; and (b) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.

For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” is used, it shall refer to the actual knowledge of Shengyin Chen, Alex Wang, and the officers of Makerstar Capital, Inc., for the Property, after reasonable and diligent inquiry and investigation.

(b)
Notice of Breaches of Representations and Warranties.
(i)
Seller shall promptly notify Buyer in writing of any changed condition, receipt of notice or documentation, or acquired knowledge, which would materially alter any representation or warranty of Seller contained herein of which Seller becomes aware (any such changed condition, received notice or documentation or acquired knowledge being defined as a “Changed Condition”). Subject to clause (ii) below with respect to any Changed Condition that results from Seller’s negligent or intentional acts or omissions, within five (5) Business Days after notification in writing by Seller to Buyer of any such Changed Condition, Seller, at Seller’s own option and expense, may elect by written notice to Buyer to remedy the Changed Condition such that Seller’s representations are accurate, and the Closing Date may be extended for up to ten (10) days after the scheduled Closing Date in order for Seller to effectuate such remedy. If Seller does not elect to effectuate such remedy so as to cause Seller’s representations to be accurate, or if Seller so elects but then fails to complete such remedy within such ten (10) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event (1) neither Buyer nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement, and (2) the Deposit with interest accrued thereon shall be returned to Buyer. If, notwithstanding Seller’s election not to effectuate such remedy, Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of any inaccuracy in any representation or warranty of Seller contained herein that results from such Changed Condition.
(ii)
Notwithstanding the foregoing, if a Changed Condition resulted from Seller’s negligent or intentional acts or omissions and was not cured by Seller pursuant to clause (i) above, Seller shall be in breach of a material obligation under this Agreement, Buyer shall have the remedies set forth in Section 13(a).
(c)
Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:
(i)
Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Mississippi and is qualified to do business and in good standing under the laws of the State of Mississippi; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.
(ii)
Buyer (a) is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, “Specially Designated and Blocked Persons”, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC; and (b) is not engaged, directly or indirectly, in any dealings or transactions and is not otherwise associated with such person, group, entity or nation.
8.
Seller’s Covenants. Between the Seller’s execution of this Agreement and the Closing:
(a)
Continuing Maintenance. Seller shall continue to maintain the Property in the same manner as before the making of this Agreement.
(b)
New Contracts. Seller shall not enter into, materially modify or terminate any Service Contracts or other similar arrangements pertaining to the Property that would be binding on the Buyer or Property after Closing or waive any rights of Seller thereunder (except in the ordinary course of business), without in each case obtaining the prior written consent of Buyer. Buyer shall respond to any request for approval within three (3) Business Days after receipt of Seller’s request.
(c)
Insurance. Seller shall maintain all casualty, liability and hazard insurance currently in force with respect to the Property.
(d)
No Transfer or Encumbrance. Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of or encumber the Property or any interest therein or part thereof, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to the Property.
9.
Indemnification.
(a)
Seller Indemnification. Seller shall indemnify, protect, defend and hold harmless Buyer from any claim, loss, damage, cost or expense, including all reasonable attorneys’ fees, asserted against or suffered by Buyer resulting from (i) third party claims that arise due to Seller’s breach prior to Closing of an agreement entered into by Seller or its agents with respect to the Property, (ii) third party claims for personal injury or property damage that arise from events that occurred on the Property prior to Closing, and (iii) any breach of Seller’s representations and warranties contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy Buyer has or may have at law, in equity or otherwise), if Buyer is entitled to indemnification or any other amount under this Agreement, Buyer, in its sole discretion, may elect to recover such indemnification or other such amount by seeking cash directly from Seller hereunder or by setting off such amount against any liability that Buyer owes to Seller or any affiliate of Seller under that Construction Management Services Agreement by and between Makerstar Capital, Inc. and CSRE Properties Mississippi, LLC regardless of whether either liability is matured or unmatured, liquidated or unliquidated

(b)
Buyer Indemnification. Buyer shall indemnify, protect, defend and hold harmless Seller from any claim, loss, damage, cost or expense, including all reasonable attorneys’ fees, asserted against or suffered by Seller resulting from (i) third party claims that arise due to Buyer’s breach after Closing of an agreement entered into or expressly assumed by Buyer or its agents with respect to the Property, (ii) third party claims for personal injury or property damage that arise from events that occur on the Property after Closing, and (iii) any breach of Buyer’s representations and warranties contained in this Agreement.
(c)
Continuation and Survival. The indemnification provisions of this Section 9 and all representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement shall survive the execution and delivery of this Agreement and the delivery of the deeds and transfer of title, provided that the non-representing party must give the representing party written notice of any claim it may have against the representing party for a breach of any such representation or warranty within twelve (12) months after the Closing Date (the “Survival Period”). Any claim which either party may have at any time, whether known or unknown, which is not asserted within the Survival Period shall not be valid or effective, and the representing party shall have no liability with respect thereto.
10.
Seller’s Disclaimer; Condition of the Property.
(a)
Seller Disclosures and Buyer Acknowledgement. Buyer acknowledges the following:
(i)
Other than those specifically set forth in this Agreement, Seller is not making and has not at any time made any warranty or representation of any kind, expressed or implied, with respect to the Property, including, without limitation, warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, projections, or compliance with law.
(ii)
Other than those specifically set forth in this Agreement, Buyer is not relying upon and is not entitled to rely upon any representations and warranties made by Seller or anyone acting or claiming to act on Seller’s behalf.
(b)
“AS-IS. WHERE-IS AND WITH ALL FAULTS”. BASED UPON BUYER’S FAMILIARITY WITH, AND DUE DILIGENCE RELATING TO, THE PROPERTY, AND IN DIRECT CONSIDERATION OF SELLER’S DECISION TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE, BUYER SHALL PURCHASE THE PROPERTY IN AN “AS IS, WHERE IS AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE AND ASSUMES FULLY THE RISK THAT ADVERSE LATENT OR PATENT PHYSICAL,

ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS, SUBJECT ONLY TO SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THE COMPENSATION TO BE PAID TO SELLER FOR THE PROPERTY HAS TAKEN INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD SUBJECT TO THE PROVISIONS OF THIS SECTION 10. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7(b), IF SELLER BREACHES ANY REPRESENTATION, WARRANTY, OR COVENANT HEREUNDER PRIOR TO CLOSING AND BUYER CLOSES ESCROW WITH ACTUAL KNOWLEDGE THEREOF. BUYER SHALL BE DEEMED TO WAIVE SUCH BREACH. THE CLOSING SHALL CONSTITUTE A REAFFIRMATION BY BUYER AND SELLER OF EACH OF THE PROVISIONS OF THIS SECTION 10 AND EACH OF THEM SHALL BE CONTINUING IN NATURE AND SHALL SURVIVE THE CLOSING. “ACTUAL KNOWLEDGE” OF BUYER FOR PURPOSES OF THIS SECTION SHALL REFER TO THE ACTUAL KNOWLEDGE OF ALEX WANG AND SHENGYIN CHEN, WITHOUT SUCH PERSON UNDERTAKING ANY INVESTIGATION OTHER THAN IN THE ORDINARY COURSE OF ITS RESPONSIBILITIES IN CONNECTION WITH THE ACQUISITION OF THE PROPERTY.
11.
Seller Guaranty of MIPA.
(a)
Grant of Guaranty.
(i)
To induce Buyer to enter into the MIPA by and between Buyer and Coinmaker Miners Limited, a British Virgin Islands business company and affiliate of Seller (the “MIPA Seller”), Seller absolutely, unconditionally, and irrevocably guarantees to Buyer, as primary obligor and not merely as surety, the full and punctual payment when due and performance of all (i) obligations, covenants, and agreements (including all reimbursement or indemnification obligations that may arise pursuant to Article VII of the MIPA and all costs, expenses, and fees associated or incurred by MIPA Seller in connection therewith) now or hereafter existing under or in respect of the MIPA of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent (the “Guaranteed Obligations”), and agrees to pay any and all costs and expenses (including fees and expenses of counsel) incurred by the MIPA Seller in enforcing any rights under this guaranty, the MIPA or any other Transaction Document (as defined under the MIPA). Without limiting the generality of the foregoing, Seller’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the MIPA Seller to the Buyer under or in respect of the Transaction Documents (as defined under the MIPA) but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the MIPA Seller. It is the intent of Seller that this guaranty shall be a guaranty of payment and not a guaranty of collection.
(ii)
This guaranty includes, but is not limited to, obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing obligations, payment terms, or other terms and conditions thereof, or creating new or additional obligations after prior obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Seller hereby waives and agrees not to assert any right Seller has under governing law, or otherwise, to revoke this guaranty as to future obligations.
(iii)
Seller agrees that Buyer may in its absolute discretion and without prejudice to or in any way limiting Seller’s liability for the Guaranteed Obligations: (a) extend credit to MIPA Seller, in such amounts and at such times as Buyer may determine, and whether Seller has any knowledge of facts with respect to MIPA Seller which might be construed as materially prejudicial to the interests of Seller, Buyer being hereby relieved of any duty to disclose any such facts to Seller; (b) grant extensions of time or other indulgences; (c) charge interest; (d) modify, exchange, renew, enforce or abstain from perfecting any security; (e) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of MIPA Seller; (f) discharge or release any party; (g) realize on any security; and (h) otherwise deal with MIPA Seller or any other party and the security as Buyer may deem expedient.
(b)
Guaranty of Payment Absolute and Unconditional; Waivers. This guaranty is a guaranty of payment and is absolute. Seller agrees that Seller’s liability hereunder shall be immediate and the Buyer need not attempt to collect any obligations from the MIPA Seller or any other Person or to realize upon any collateral to enforce the obligations hereunder. Seller guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this guaranty and the MIPA, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Buyer with respect thereto. The obligations of Seller under this guaranty are independent of the obligation MIPA Seller, and a separate action or actions may be brought and prosecuted against the MIPA Seller or any other guarantors, or the MIPA Seller or any other guarantor may be joined in any such action or actions. The liability of Seller under this guaranty constitutes a primary obligation and not a contract of surety, and to the extent permitted by law, shall be irrevocable, continuing, absolute, and unconditional.

Seller hereby irrevocably waives, to the fullest extent permitted by applicable law, any defenses it may now or hereafter have in any way relating to any or all of the following:

(i)
Any lack of validity or enforceability of the Guaranteed Obligations or any agreement or instrument relating thereto.
(ii)
Any change in the time, manner, or place of payment of, or in any other term of any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to depart from, the agreements entered into by the parties, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the MIPA Seller or otherwise.
(iii)
Any taking, release, or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations.
(iv)
Promptness, diligence, notice of acceptance, and any other notice with respect to any of the Guaranteed Obligations and this guaranty, and any requirement that the Buyer exhausts any right or take any action against the MIPA Seller, any other person or entity or any collateral. Seller acknowledges that it will receive direct and indirect benefits from the arrangements contemplated herein and that the waiver set forth in this Section 11 is knowingly made in contemplation of such benefits.
(v)
Seller hereby unconditionally and irrevocably waives any right to revoke this guaranty and acknowledges that this guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations.
(vi)
Any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Guaranteed Obligations or any existence of or reliance on any representation by the Buyer that might vary the risk of Seller or otherwise operate as a defense available to, or a legal or equitable discharge of, the MIPA Seller or any other guarantor or surety.

Seller acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the MIPA and that the waivers set forth in this guaranty are knowingly made in contemplation of such benefits. The obligations of Seller under this Section 11 are separate and independent of its obligations to convey the Property pursuant to the remainder of this Agreement, and shall survive the Closing and termination of this Agreement.

12.
Loss by Fire or Other Casualty: Condemnation. Promptly upon learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to or destruction of any Improvements or condemnation of any portion of the Property, provided: (a) the cost to repair any damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed thirty-three percent (33%) of the Purchase Price, and (b) the square footage of the building which comprises part of the Improvements affected by any damage or destruction or by any partial condemnation, does not exceed thirty-three percent (33%) thereof, and (c) at Closing, Buyer shall be credited against the Purchase Price (A) in the event of damage or destruction fully covered (other than customary deductibles) by Seller’s insurance policies, the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction plus applicable deductibles less any monies actually expended by Seller to repair any damage (or, if not previously collected, such proceeds shall be assigned to Buyer) or (B) in the event of damage or destruction not fully covered by Seller’s insurance policies, the cost to repair the damaged Improvements, as reasonably determined by a firm bid by a third party contractor designated by Seller and acceptable to Buyer, in both parties’ reasonable discretion (or, if a firm bid cannot be obtained prior to the Closing Date, as determined by a preliminary bid or estimate, with a post-Closing reconciliation between Buyer and Seller of the credit received by Buyer at such time as a firm bid is obtained from such contractor), or (C) in the event of condemnation, the amount of any condemnation awards collected by or payable to Seller. If either threshold described in clause (a) or (b) above is met or exceeded, then Buyer (or either Buyer or Seller, if such loss is not insured) may at its option terminate this Agreement, whereupon the Deposit and interest accrued thereon shall be returned to Buyer. If neither Buyer nor Seller exercises such option to terminate within fifteen (15) days after Seller notifies Buyer in writing of Seller’s estimate of the cost to repair or diminution in value, then this Agreement shall continue in full force and effect, the parties shall consummate the transaction contemplated hereby, and Buyer shall receive a credit against the Purchase Price calculated pursuant to clause (c) above. Seller shall have no obligation to repair or replace any damage or destruction except as required to safeguard the Property and protect the health and safety of occupants.
13.
Default.
(a)
Buyer Default. As set forth in Section 1(a)(i) above, if Buyer defaults under this Agreement at or prior to the Closing Date, then the Deposit shall immediately be paid to Seller by the Escrow Agent, and the Deposit shall be retained by Seller as liquidated damages and not as a penalty. The retention of the Deposit shall be Seller’s sole remedy in the event of Buyer’s default at or prior to the Closing Date, and Seller, in such event, hereby waives any right, unless Closing is completed, to recover the balance of the Purchase Price. Nothing contained in this Section 13(a) nor the provision in Section 1(a)(i) shall be deemed to limit Seller’s rights against Buyer by reason of the indemnity obligations of Buyer to Seller set forth in this Agreement which shall survive the termination of this Agreement.

(b)
Seller Default. If there is a material default under this Agreement on the part of Seller and Buyer is not in default under this Agreement, Buyer, as its sole and exclusive remedies, may either (i) terminate this Agreement in its entirety by delivery of notice of termination to Seller, whereupon the Deposit shall be immediately returned to Buyer, Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with this transaction (“Buyer’s Costs”), and thereafter this Agreement shall terminate, or (ii) continue this Agreement pending Buyer’s action for specific performance hereunder provided appropriate proceedings have been commenced by Buyer within forty-five (45) days after the Closing Date and prosecuted with diligence and continuity.
14.
Miscellaneous.
(a)
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) personally delivered, (ii) sent by United States registered or certified mail, postage prepaid, return receipt requested, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by electronic mail with a hard copy sent within one (1) Business Day by any of the foregoing means. Such notice shall be deemed to have been given upon the date of actual receipt or delivery (or refusal to accept delivery), as evidenced by the notifying party’s receipt of written or electronic confirmation of such delivery or refusal, if received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. Eastern Standard time on any Business Day, with delivery made after such hours to be deemed received the following Business Day. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller:	MakerStar Capital Inc. 4 Park Plaza, Ste 1230 Irvine, CA 92614 Attention: Alex Wang Email: [Redacted]
with a copy to:	MakerStar Capital Inc. 4 Park Plaza, Ste 1230 Irvine, CA 92614 Attention: Dustin Thomas Email:dustin@makerstarcapital.com
If to Buyer:	CSRE Properties Mississippi, LLC 10624 S. Eastern Ave., Ste. A-638 Henderson, NV 89052 Attention: Legal Email: legal@cleanspark.com

with a copy to:	Cozen O'Connor 1717 Main Street, Suite 3100 Dallas, TX 75238 Attention: Steven P. Katkov, Esq. Email: skatkov@cozen.com or such other address as either party may from time to time specify in writing delivered to the other in accordance with this Section 14(a).

(b)
Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein. The provisions of this Section 14(b) shall survive the Closing.
(c)
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns. Buyer may not assign its rights hereunder without the prior written consent of Seller, except to an entity which controls, is controlled by, or is under common control with Buyer. No assignment of this Agreement shall relieve the assignor from primary liability for its obligations hereunder.
(d)
Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.
(e)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.
(f)
Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
(g)
Attorneys’ Fees. In any judicial action or proceeding between or among the parties to enforce any of the provisions of this Agreement regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the non-prevailing party shall pay to the prevailing party all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred therein by the prevailing party. For the purposes of this Section 14(g), the term “prevailing party” shall mean the party which obtains substantially the relief it sought to obtain.
(h)
Business Day. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the state where the Property is located. In the event that the date for the performance of any covenant or obligation under this Agreement, or delivery of any notice, shall fall on a non-Business Day, the date for performance thereof shall be extended to the next Business Day.

(i)
Time of the Essence. Time is of the essence of this Agreement.
(j)
Construction. This Agreement has been negotiated by the parties who have had the opportunity to consult their respective counsel. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.
(k)
Exhibits. All exhibits are attached hereto and incorporated herein by this reference.
(l)
Headings. Headings at the beginning of any paragraph or section of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used in the interpretation hereof.
(m)
Waiver. No waiver by Buyer or Seller of a breach of any of the terms, covenants, or conditions of this Agreement by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. The consent or approval by Buyer or Seller to or of any act by the other party requiring the consent or approval of the first party shall not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.
(n)
Severability. If any phrase, clause, sentence, paragraph, section, article, or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law.
(o)
Counterparts; Electronic Signatures, This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute one agreement. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”) or by electronic mail in pdf format (“pdf”), and copies of this Agreement executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals.
(p)
Confidentiality. Buyer and Seller each acknowledge and agree that this Agreement and the terms and conditions set forth, as well as the Due Diligence Items provided by Seller to Buyer and any information concerning the Property derived from Buyer’s due diligence inspections, are to be kept confidential until the Closing occurs in accordance with the terms of this Section 14(p). Each party shall be entitled to discuss and disclose the transaction and the diligence materials with employees, agents, attorneys, accountants, consultants, lenders, directors, officers, shareholders, partners, members, investors and representatives, parent entity subsidiaries and/or affiliates, of such party (collectively, “Representatives”), provided such Representative (i) has a need to know such information for the purposes of evaluating, facilitating, implementing, and/or consummating the transfers of the Property pursuant to this Agreement, and (ii) is informed of the confidential nature of the transaction and related information and agrees to maintain the confidentiality. If this Agreement is terminated without Closing, promptly following such termination, Buyer shall return to Seller all Due Diligence Items that are in Buyer’s possession, together with all copies of any reports, studies, surveys and similar items prepared by third parties on behalf of Buyer in connection with its review and investigation of the physical or environmental conditions of the Property. In addition, if and when Closing occurs, neither party shall make any public statement (including press releases, press or media statements, articles, case studies or any similar statement) regarding this Agreement or the terms and conditions set forth herein without in each instance first obtaining the written consent of the other party, which may be granted or withheld in such party’s sole and absolute discretion. The provisions of this Section 14(p) shall survive Closing.
(q)
Buyer Disclosure Obligations and SEC Restrictions. Notwithstanding the foregoing Section 14(p), Seller acknowledges that Buyer is a corporation listed on NASDAQ and subject to certain disclosure obligations required by the U.S. Securities and Exchange Commission (“SEC”). Seller and Buyer will work together and cooperate to ensure that press releases and SEC filings in respect of the transfer of the Property are mutually agreed and acceptable, subject to any legal requirements. Seller acknowledges that certain information exchanged in the context of the transfers described in this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Buyer from purchasing or selling securities of Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer. Failure by Seller to adhere to the provisions of this shall constitute a material breach of this Agreement.
(r)
1031 Exchange. Seller and/or Buyer may wish to effect a I.R.C. Section 1031 tax-deferred exchange and both parties agree to cooperate to facilitate such exchange; provided, however, that the exchanged property shall be directly deeded to the party effecting such exchange, neither party shall incur additional cost or expense on the other party’s behalf, and such exchange shall not cause any delays in the time periods or scheduled Closing Date specified in this Agreement.

* * * * * *

{Signatures Follow}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) written below next to their respective signatures.

SELLER:

Date: 2/5/2024	MAKERSTAR CAPITAL, INC.
a Delaware corporation

/s/ Steven Yan

Name: Steven Yan
Its: CEO

[Seller signature page to Purchase and Sale Agreement – Mississippi properties]

BUYER:

Date: 2/5/2024	CSRE PROPERTIES MISSISSIPPI, LLC.
a Mississippi limited liability company

/s/ Zachary Bradford

Name: Zachary Bradford, CEO, Cleanspark, Inc.
Its: Manager

BY EXECUTION HEREOF, THE UNDERSIGNED ESCROW HOLDER HEREBY COVENANTS AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT.

LAND SERVICES USA, LLC

By:______________________
Its:______________________
Date:____________________

[Buyer signature page to Purchase and Sale Agreement – Mississippi properties]

EXHIBIT A

Description of the Real Property

County	Municipality	Tax Parcel Number	Tax Assessor Address
Lauderdale	Meridian	084193000000000300	2905 South Frontage Road
Warren	Vicksburg	124 20 1562 000303	1000 Rubber Way
Stone	Wiggins	107A-01-026.000	735 Hall Street

EXHIBIT G

Membership Interest Purchase Agreement

FORM OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated effective as of [_], 2024 (the “Effective Date”), by and between [_], a [_] (“Seller”), and CSRE Properties Mississippi, LLC, a Mississippi limited liability company (“Buyer”). Each of the Seller and the Buyer are referred to individually herein as a “Party” and collectively herein as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of MS Data LLC, a Mississippi limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell the Membership Interests to Buyer, and Buyer wishes to purchase the Membership Interests from Seller, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

15.

DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings as set forth elsewhere in this Agreement):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” shall have the meaning set forth in Section 3.2(a)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Mississippi are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all data and information relating to the Company, including, without limitation, information relating to the Company’s cryptocurrency mining facilities, its activities, business, or customers that (i) was disclosed to Seller or of which Seller became aware as a consequence of its ownership of, management or, or other involvement with the Company; (ii) has value to the Company itself; and (iii) is not generally known outside of Seller. “Confidential Information” also includes, without limitation, the following types of information regarding, related to, or concerning the cryptocurrency mining facility: trade secrets; product lists and specifications; data; know how; formulae; compositions; processes; designs; sketches; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned sales and marketing methods and processes; loyalty program information; customer lists, current and anticipated customer requirements; price lists and pricing policies; market studies (including analysis of new markets and locations); business plans; improvements; information and competitive strategies; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers; personnel training and related techniques and materials; purchasing methods and related techniques; information regarding competitors; and any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Seller, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Seller. In addition to data and information relating to the cryptocurrency mining facility, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Seller by such third party, and that the Seller has a duty or obligation to keep confidential. This definition does not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” does not include information that (i) has become generally known by and available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Buyer, and (ii) that is otherwise in the public domain or generally known in the crypto mining industry other than by violation of any confidentiality agreement or similar obligation.

“Contracts” means all contracts, purchasing orders and agreements, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Electric Service Agreements” means that certain (i) Contract For Electric Service, dated July 2, 2023, between Mississippi Power Company and Makerstar, relating to 735 Hall Street, Wiggins, 39588, (ii) Contract For Electric Service, dated July 11, 20223, between Mississippi Power Company and Makerstar, relating to 2905 S. Frontage Road, Meridian, MS 39301 and (iii) Agreement for Electric Service, dated June 28, 2022, between Entergy Mississippi, LLC and Makerstar, relating to 1000 Rubber Way Road, Vicksburg, MS 39180.

“Encumbrance” means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issues, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code § 414.

“Excluded Liability” means any Liability of the Company arising from any business, operation, activity, property or other asset conducted or owned prior to the Closing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, court opinion, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyls, and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (i) the principal and accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with historical practices; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Taxes” means (a) all Taxes of the Seller; (b) all Taxes of Company, or relating to the Business of the Company, for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (e) any withholding Taxes imposed in connection with the transaction contemplated by this Agreement (f) any Transfer Taxes; and (g) any Losses resulting from an increase in post-Closing Tax Liability or decrease in Tax attribute resulting from a challenge or disallowance of the allocation of the Purchase Price between the Membership Interests purchased pursuant to this Agreement and the real estate purchased pursuant to the Real Estate Purchase Agreement.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, social media handles or accounts, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, (vi) all database rights, (vii) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered), and (viii) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of any director or officer of Seller, after reasonable and due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means the amount of any actual liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Losses” means losses, damages, Taxes, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder or under any other Transaction Document and the cost of pursuing any insurance providers.

“Makerstar” means Makerstar Capital, Inc., a Delaware corporation.

“Material Adverse Effect” means any effect, change, event, or circumstance that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on the Company or its assets, operations, or condition of its business in any manner.

“Membership Interests” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means consistent with the past, lawful practice of the Business by the Company and, in any event, in a manner no less than as necessary to ensure compliance with Law in all material respects.

“Organizational Document” means, relative to any Person that is not an individual, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity securities, as applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Real Estate Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of [_], 2024, by and between Makerstar and Buyer.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all U.S. federal, state, local, or foreign. income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed or abandoned property liability or obligation (whether delineated as a tax), escheat liability or obligation (whether delineated as a tax), capital stock, capital, alternative minimum, license, registration, branch, payroll, estimated, withholding, employment, excise, severance, privilege, stamp, occupation, premium, windfall profits, environmental, social security (or similar), unemployment compensation, disability, transfer, gains and any other taxes (and any levies, fees, imposts, duties, governmental charges, assessments, obligations or tariffs in the nature of a tax) of any kind whatsoever, together with any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto; and any interest in respect of such additions or penalties and (b) any liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or other group for Tax purposes (or being included (or being required to be included) in any Tax Return related to such group), as a transferee or successor, by Contract, pursuant to any Law or otherwise.

“Third Party Consents” means those consents listed on Section 4.5 of the Disclosure Schedules.

“Transaction Documents” means this Agreement, the Real Estate Purchase Agreement, the Assignment and the Officer’s Certificate.

“Transaction Fees” means, without duplication, the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Seller or Buyer: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Seller or Buyer, as applicable; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Seller or the Buyer, as applicable; and (iii) all other costs or other expenses incurred by the Seller or Buyer, as applicable, in connection with or as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as amended and in effect from time to time.

16.

PURCHASE AND SALE
(a)
Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.2 below.
(b)
Purchase Price Section. The aggregate Purchase Price for the Membership Interests shall be NINE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($9,800,000) (the “Purchase Price”) and shall be payable in accordance with Section 2.3 below.
(c)
Payment of the Purchase Price. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds the Purchase Price to a United States account designated in writing by Seller.
(d)
Withholding Taxes. Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from the Purchase Price or any other amounts payable under this Agreement such amounts that Buyer may be required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. All such deducted or withheld amounts shall be treated as having been paid to Seller hereunder.

(e)
Intended Tax Treatment; Purchase Price Allocation.
(i)
The Buyer and Seller intend that the purchase of the Membership Interests shall be treated for U.S federal (an applicable state and local) income Tax purposes, as a purchase and sale of the assets of the Company.
(ii)
The Buyer and Seller will allocate the Purchase Price and other items properly taken into account for U.S. federal income tax purposes among the assets of the Company in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder. (the “Allocation”). Buyer will prepare the Allocation within 120 days following the Closing and provide a copy of such Allocation to Seller promptly thereafter for Seller’s review and comment. Within 30 days after its receipt of Buyer’s proposed Allocation, Seller may propose to Buyer any comments thereto. If Seller does not provide Buyer with any proposed changes to the Allocation within such 30-day period, the Allocation shall become final and binding on the parties. If Seller proposes comments to Buyer’s proposed Allocation within such 30-day period, then the parties shall act in good faith to address and resolve any such comments within 30 days of receipt of Seller’s proposed changes. If the parties resolve all such disputed items, then Buyer shall furnish Seller with a final Allocation consistent with such agreed-upon resolution as soon as practicable. If the parties do not resolve any disputed item, the item in question shall be resolved promptly by an impartial nationally recognized firm of independent certified public accountants (other than Seller’s accountants or Buyer’s accountants) that is mutually selected by Buyer and Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, which resolution shall be final and binding on the parties. The costs of the independent accountants shall be borne equally by Buyer and Seller. In case of any adjustment to the Purchase Price (or any other item of consideration for federal income Tax purposes) requiring an amendment to the Allocation, the parties will amend the Allocation in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder. The parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation as finally determined under this Section 2.5(b), and no party shall voluntarily take a position, inconsistent with such Allocation on any Tax Return, in any refund claim, in any proceeding or otherwise with respect to Taxes or Tax Returns, unless required to do so pursuant to a “determination” (as defined in Section

1313(a) of the Code or any comparable or similar election under applicable state, local, foreign or other Law); provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation.
17.

CLOSING
(a)
Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement or at such other time as the Parties hereto agree in writing (such date, the “Closing Date”). The Closing shall take place via the transmission to the respective offices of legal counsel for the Parties via e-mail in portable document format (.pdf) with due confirmation of all requisite Transaction Documents (including but not limited to those Closing deliveries described at Section below) duly executed where requested, or at such other place as may be mutually agreed upon by the Parties hereto in writing. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.
(b)
Closing Deliveries. At Closing, the respective Parties shall take the following actions:
(i)
Documents to be Provided by Seller: Seller agrees to (or to cause the Company to, as applicable) deliver the following documents to Buyer, in the form and substance reasonably satisfactory to Buyer, duly executed as appropriate:
(A)
Assignment. An assignment agreement, duly executed by Seller, transferring the Membership Interests from Seller to Buyer, in form and substance satisfactory to Buyer (the "Assignment");
(B)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement;
(C)
Good Standing Certificate. A good standing certificate of the Company from its jurisdiction of organization dated as of a recent date prior to Closing;
(D)
Third Party Consents. All Third Party Consents; and
(E)
Other Documents. Such other documents as Buyer may reasonably request, from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the

Membership Interests and to conclude the other transactions contemplated under this Agreement.
(ii)
Documents to be Provided by Buyer: Buyer agrees to deliver the following documents, in the form and substance reasonably satisfactory to Seller, duly executed as appropriate:
(A)
Payment of Purchase Price. The Purchase Price in the amount and form as required by Section 2.3 above; and
(B)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.
18.

REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

(a)
Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or other similar Laws relating to creditors’ rights generally, and general equitable principles whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
(b)
Organization, Authority and Qualification of Company. The Company is a Mississippi limited liability company duly organized, validly existing and in good standing under the Laws of the State of Mississippi and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction under which such licensing or qualification is necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 4.2 of the Disclosure Schedules lists the board of directors, managers, and officers, as the case may be, of the Company. Seller has made available to Buyer copies of all Organizational Documents, the minute book, and equity record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents in any material respect.
(c)
Capitalization
(i)
Seller is the record and beneficial owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.
(ii)
The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of any Organizational Documents of the Company or any other agreement, understanding, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(iii)
There are no authorized or outstanding (i) subscriptions, options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from the Company or Seller or any phantom equity, equity appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company or Seller, (ii) rights or Contracts to which the Company or Seller is a party requiring, or convertible securities of the Company or Seller outstanding which upon conversion would require, the issuance of any equity interests of the Company or Seller or other securities convertible into equity interests of the Company or Seller, or (iii) contract rights or options pursuant to which the Company or Seller is required to or have the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Company or Seller. There are no Contracts to which the Company or Seller is a party with respect to: (x) the voting of any equity of the Company or Seller (including any buy-sell agreement, preemptive right, voting trust or agreement, equityholders agreement, proxy or director or manager nomination rights); (y) the transfer of or transfer restrictions on any equity interests of the Company or Seller; or (z) the granting of any other rights in respect of any equity interests of the Company or Seller (e.g., equity appreciation rights).
(d)
No Subsidiaries; No Other Arrangements. The Company does not have any subsidiaries and does not own or hold the right to acquire or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.
(e)
No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller or the Company; (b) conflict with or result in a violation or breach in any respect of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under any Contract to which Seller or the Company is a party; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither Seller nor the Company has received any written or oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect the Transaction Documents or any of the transactions contemplated thereunder.
(f)
Undisclosed Liabilities. The Company has no Indebtedness or other Liabilities.
(g)
Contracts; Assets.
(i)
The Company is not a party to any Contracts and has no material assets of any kind or nature, other than the Electric Service Agreements and the personal property set forth on Section 4.8 of the Disclosure Schedules. Any assets which were owned by the Company prior to the Closing Date, and which were transferred out of, sold or otherwise disposed by the Company on or prior to the Closing Date are collectively referred to herein as “Excluded Assets”.

(ii)
The Electric Service Agreements are in full force and effect and are valid and binding obligations of the Company and each other party to such Electric Service Agreement, enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor the other parties thereto, is in material breach under any Electric Service Agreement. No event has occurred, which after notice or lapse of time, or both, would constitute a material default by the Company or, to the Knowledge of the Company, any other party to such Electric Service Agreement. Correct and complete copies of each Electric Service Agreement and all written amendments, waivers and modifications thereto are attached hereto at Section 4.7(b) of the Disclosure Schedules. There are no outstanding unresolved material claims with respect to or in connection with any of the Electric Service Agreements.
(h)
Real Property. The Company does not own or lease and has never owned or leased any real property.
(i)
Legal Proceedings; Governmental Orders.
(i)
There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or the Company: (a) relating to or affecting the Membership Interests, the Company or its business or assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Transaction Document.
(ii)
There are no outstanding Governmental Orders against, relating to or affecting the Company, its business or its assets.
(j)
Compliance with Laws; Permits.
(i)
The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its properties, or assets.
(ii)
Neither Seller nor the Company has received any written communication from any Governmental Authority or other Person that remains unresolved as of the Effective Date that alleges that the Company is not in material compliance with any

Laws. All Company Permits are in good standing, valid and in full force and effect.
(k)
Environmental Matters. The Company has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(l)
Taxes.
(i)
The Company is currently treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment
(ii)
All Tax Returns, required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after June 2023.
(iii)
The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all respects with all information reporting and backup withholding provisions of applicable Law.
(iv)
No written or oral claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(v)
All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or resolved. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(vi)
There are no Encumbrances for Taxes upon the assets of the Company.

(vii)
The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(viii)
No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(ix)
The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(x)
Neither the Company nor the Buyer will be required to include an item of income, or exclude a an item of deduction, for any period after the Closing Date with respect to the Company as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); or (v) a Contract entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code or any “gain recognition agreement” entered into under Section 367 of the Code) on or prior to the Closing relating to Tax matters. The Company has no “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law).
(xi)
The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement.
(xii)
The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section

6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(xiii)
The Company is not (and never has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” and does not own any “United States real property interests”, each within the meaning of Section 897(c) of the Code.
(xiv)
The Company has been a resident in its applicable country of organization for Tax purposes and has not had a permanent establishment outside the United States or been treated as a resident of or as engaging in a trade or business in any other country for income Tax purposes.
(xv)
The Company has not requested or received “employee retention credits” under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.
(m)
Books and Records. The books and records of the Company, all of which have been delivered to Buyer, are complete and correct in all material respects and have been maintained in accordance with past practice.
(n)
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Company.
(o)
Employees. The Company does not have and has never had any employees.
(p)
Employee Benefits. Neither the Company nor its ERISA Affiliates have ever (i) maintained, contributed to or participated in an employee benefit plan (including all such plans within the meaning of Section 3(3) of ERISA), program or arrangement (including any incentive compensation plan or one that grants equity based awards) for the benefit of any current or former employee, consultant, independent contractor or member of the Company (ii) contributed to, or had any obligation to contribute to, any such plan, including a multiemployer plan as defined in ERISA Section 3(37) and any plan subject to Title IV of ERISA, or (iii) had any Liability with respect to any such plan, contingent or otherwise. The Company has not granted, nor is the Company a party to any contract, agreement, plan or program that grants, any compensation, equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code, and neither the Company nor any ERISA Affiliate has any Liability to make any payments or issue any equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code other than as disclosed. Except as may be required by applicable law, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, and the Company is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
(q)
Guaranties. The Company is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person. Neither Seller nor any Affiliate of Seller is a guarantor or otherwise liable for any Liability (including Indebtedness) or Contract of the Company.
(r)
Intellectual Property. The Company neither owns, licenses nor uses any Intellectual Property.
(s)
Bank Accounts. The Company does not own or otherwise maintain any deposit, securities or commodities accounts of any nature.
19.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

(a)
Authority. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
(b)
No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (b) require the consent, notice or other action by any Person under any Contract to which Buyer is a party or (c) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

(c)
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
(d)
No Other Representations and Warranties. Except as otherwise expressly set forth in this Article V, Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Buyer, its respective businesses and affairs or the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Article V, neither Buyer nor any of its respective Affiliates, employees, officers, directors or members, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Buyer that have been made available to Seller, including in any presentation of the business and affairs of the Buyer by the management of the Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller in executing, delivering and performing this Agreement and the transactions contemplated hereby.
20.

TAX MATTERS
(a)
Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(b)
Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes with respect to the Company. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(c)
Tax Contests
(i)
If the Buyer or any of its Affiliates receives notice of a Tax audit, controversy or other proceeding relating to the Company (“Tax Contest”) with respect to any taxable period ending on or prior to the Closing Date or the portion through the end of the Closing Date of any Straddle Period, then within ten (10) days after receipt of such notice, the Buyer shall notify the Seller of such notice. The Buyer’s notification to the Seller shall contain factual information describing the Tax Contest in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such Tax Contest A failure by the Buyer to give such notice shall not affect Buyer’s right to indemnification hereunder except to the extent that the Seller is materially prejudiced thereby.
(ii)
In the case of a Tax Contest that relates to a taxable period ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of the Tax Contest. To the extent the Seller elects to control the Tax Contest, the Seller shall within fifteen (15) days of receipt of the notice of Tax Contest notify the Buyer of its intent to do so, and the Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate in each phase of such Tax Contest. The Seller may not settle or compromise any such Tax Contest unless the Buyer consents thereto (such consent not to be unreasonably withheld, delayed or conditioned). If the Seller elects not to control the Tax Contest, the Buyer shall assume control of such Tax Contest. and Buyer shall not compromise, settle or resolve any Tax Contest without obtaining the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned (such rights of the Seller, the “Seller’s Rights”). Additionally, in the case of a Tax Contest that relates to a Straddle Period (a “Straddle Period Contest”), the Buyer shall have the right to control such Straddle Period Contest subject to the Seller’s Rights. The Buyer shall not settle or compromise such Straddle Period Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and other similar Taxes and fees (including any penalties and interest)

that are imposed on any of the parties by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, (“Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes shall be borne by Seller. Seller and the Buye shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes.
(e)
Tax Sharing Agreements. All Tax sharing agreements or similar contractual obligations and all powers of attorney with respect to the Company shall be terminated prior to the Closing and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.
21.

INDEMNIFICATION
(a)
Survival. The representations and warranties shall survive the Closing and shall remain in full force and effect after the Closing Date for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All other covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified therein, or if no such period is specified, then until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
(b)
Indemnification by Seller. Subject to the terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify and defend Buyer and Buyer’s Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(i)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Document;
(ii)
any Indemnified Taxes;
(iii)
any Indebtedness or Transaction Fees of the Company as of the Closing;
(iv)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the Transaction Documents (including, without limitation, the failure to enter into any other Transaction Documents);
(v)
any acts or omissions of the Company or the Seller prior to the date hereof; and
(vi)
any Excluded Asset or Excluded Liability.

For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c)
Indemnification Procedures. The Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
(i)
Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim (the “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(ii)
Defense of Third-Party Claims. In the case of a Third-Party Claim, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party

(which consent shall not be unreasonably withheld, conditioned, or delayed), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within fifteen (15) days of receipt of a Third-Party Claim Notice (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that Buyer and Seller shall each use its commercially reasonable efforts with respect to any information shared pursuant to this Section 7.3(b) to preserve attorney-client privilege.
(iii)
Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)
Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days following such final, non-appealable adjudication by wire transfer of immediately available funds.
(e)
Tax Treatment of Indemnification Payments All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
(f)
Indemnification by Buyer. Subject to the terms and conditions of this Article VII, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(i)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document; and
(ii)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the Transaction Documents.
(g)
Cumulative Remedies.
(i)
The rights and remedies provided in this ARTICLE VII (and ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.
(ii)
Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, and without prejudice to any other right or remedy Buyer has or may have (whether under this Agreement, any other Transaction Document, at law, in equity or otherwise), if Buyer is entitled to indemnification or any other amount under this Agreement, Buyer, in its sole discretion, may elect to recover such indemnification or other such amount by enforcing the guaranty in favor of Buyer under the Real Estate Purchase Agreement, seeking cash directly from Seller hereunder, or by setting off such amount against any Liability that Buyer owes to Seller or any Affiliate of Seller under the Real Estate Purchase Agreement regardless of whether either Liability is matured or unmatured, liquidated or unliquidated.
22.

POST-CLOSING COVENANTS AND OTHER AGREEMENTS
(a)
Further Assurances.
(i)
From and after the Closing Date, each of the Parties hereto shall cooperate with one another and their respective affiliates, and shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements, and give effect to the transactions contemplated hereby and thereby. If any consent, approval, permit, license, or waiver of any third party necessary in connection with the transactions contemplated by this Agreement (including the execution of any other Transaction Agreements) has not been obtained by the applicable Party prior to date hereof, then such Party will cooperate and make all commercially reasonable efforts to obtain such consent or waiver as soon as practicable following the date hereof.
(ii)
Without limiting the foregoing, the Seller shall deliver to Buyer within two (2) Business Days of the Closing Date (or such later date as may be agreed to by the Buyer in its sole discretion), the following items:
(A)
The corporate record book of the Company, including true and complete copies of the Organizational Documents of the Company, including any amendments or restatements thereof; and
(B)
Written resignations for all managers, officers and directors or other persons serving as a managerial official of the Company, effective as of the Closing, in form and substance acceptable to the Buyer.
(iii)
Without limiting any other provision in this Agreement, the Seller and Buyer agree to cooperate in good faith to minimize any fees, costs or expenses that may be imposed under each Electric Service Agreement by the applicable electric service provider as a result of any failure by the Company to satisfy any minimum power usage or similar requirement as a result of the transactions contemplated under this Agreement (“Minimum Performance Fees”). To the extent that Makerstar or the Company are assessed or otherwise incur any Minimum Performance Fees under the Electric Service Agreements within a two (2) month period of the Closing as a result of the transactions under this Agreement, Seller, on the one hand, and Company, on the other hand, shall each pay fifty percent (50%) of such fee (or, to the extent the Company, as counterparty to the Electric Service Agreements, is required to pay one hundred percent (100%) of such fee to the electric utility provider, Seller or Makerstar shall reimburse the Company within ten (10) days of demand for fifty percent (50%) of such fee).
(b)
Confidentiality.
(i)
Buyer is an Affiliate of a corporation listed on NASDAQ and subject to various rules and laws relating to disclosure. Neither Seller, nor any of its respective Affiliates, shall make any public announcement regarding this Agreement or the terms and conditions hereof or transactions contemplated hereby without prior written approval of Buyer. Nothing in this section prevents Buyer from making any discretionary press release nor Securities Exchange Commission filing in any form it believes is required by applicable Law.
(ii)
Seller acknowledges and agrees that the protection of the Confidential Information relating to the Company and its assets and business is necessary to protect and preserve the value of the Company. Therefore, Seller hereby agrees for a period of two (2) years after the Closing not to disclose to any unauthorized individual or entity or use for their own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, unless and to the extent that the Confidential Information loses its status as Confidential Information other than as a result of the fault of Seller or the fault of any other individual or entity bound by a duty of confidentiality to Buyer or Seller. Seller agrees to deliver to Buyer at the Closing, and at any other time Buyer may request, all electronic files, documents and other materials that contain any Confidential Information and any other Confidential Information that Seller may then possess or have under its control. Upon Buyer’s request, Seller will permanently delete or destroy, and/or confirm the permanent deletion or destruction of, any Confidential Information, except that Seller may retain a copy of Confidential Information solely as necessary for archival purposes to establish its rights and obligations under this Agreement or to investigate and defend any claims arising under it.
23.

GENERAL TERMS
(a)
Expenses. Except as otherwise expressly provided herein, all Transaction Fees shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
(b)
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with Section 11.2):

If to Buyer:

C/O CleanSpark Inc.

10624 S Eastern Ave, Ste A-638

Henderson, NV 89052
Attn: Leighton Koehler, General Counsel
Email: lkoehler@cleanspark.com

With a copy to (which shall not constitute notice):

Cozen O’Connor
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attn: Joseph C. Bedwick
Email: jbedwick@cozen.com

If to Seller:

MakerStar Capital Inc.

4 Park Plaza, Ste 1230

Irvine, CA 92614

Attention: Alex Wang

Email: [redacted]

With a copy to:

MakerStar Capital Inc.

4 Park Plaza, Ste 1230

Irvine, CA 92614

Attention: Dustin Thomas

Email:dustin@makerstarcapital.com

(c)
Interpretation. For purposes of this Agreement the words: (a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “or” is not exclusive; and (c) “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.
(d)
JOINT EFFORTS; ACCESS TO COUNSEL. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS THE RESULT OF JOINT EFFORTS OF BUYER AND SELLER AND EACH PROVISION HAS BEEN SUBJECT TO THE MUTUAL NEGOTIATION AND

AGREEMENT OF THE BUYER AND SELLER AS EACH SUCH PARTY HAS DEEMED APPROPRIATE AND THAT THIS AGREEMENT HAS BEEN DRAFTED BY COUNSEL FOR THE BUYER AS A CONVENIENCE TO THE PARTIES ONLY. THE SELLER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS READ, KNOWS, UNDERSTANDS AND AGREES WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT IT HAS HAD access to counsel of ITs choice to the extent IT DEEMED NECESSARY IN ORDER TO INTERPRET THE LEGAL EFFECT HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THERE SHALL BE NO CONSTRUCTION AGAINST BUYER OR ANY OTHER PARTY BASED ON ANY PRESUMPTION OF THAT PARTY’S INVOLVEMENT IN THE DRAFTING OF THIS AGREEMENT.
(e)
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(f)
Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (i) each Party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable for either Party hereto.
(g)
Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
(h)
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other; which consent shall not be unreasonably withheld, delayed or conditioned.
(i)
No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(k)
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(ii)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS LOCATED IN JACKSON, MISSISSIPPI OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN JACKSON, MISSISSIPPI, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
(iv)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives the requirement for the securing or posting of any bond in connection with such remedy.
(l)
Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to the any other relief to which such Party may be entitled.
(m)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER: SELLER:

CSRE Properties Mississippi, LLC [_]

By: By: ________________________________

Name: Name:

Title: Title: